Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS Q1 2021 RESULTS

•	Updates on Winter Weather Event

•	Continues to Grow Service Territory

•	Reaffirms 2021 - 2025 Capital Plan

•	Maintains Ample Liquidity

DALLAS (May 5, 2021) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended March 31, 2021 net income of $168 million compared to net income of $131 million in the first quarter of 2020.

“The past few months have been a challenging time for Oncor, for Texas, and for the ERCOT market. The historic winter weather we experienced in February led to a 70-hour load shed event and a number of operational challenges. I recognize the anger, frustration, and devastating struggles our customers, and Texans all across the state, experienced as a result of this crisis. While Oncor does not own, operate or dispatch power generation, I want our customers to know that we are actively working with stakeholders, market participants and elected officials to do our part to help ensure this never happens again,” said Oncor CEO Allen Nye. “I also want to congratulate the men and women of Oncor for reaching the 10 million safe work hours milestone in the first quarter of this year, representing more than 12 months without any lost-time injuries. Everything we do is built on a foundation of safety, and I’m proud of our employees for achieving this incredible milestone in the face of unprecedented hardships. I know our dedicated employees will continue to safely work together to deliver power to the families and communities we serve.”

Oncor’s $37 million quarter-over-quarter net income improvement was driven by higher revenues contributing to earnings from increases in base transmission and distribution rates and higher consumption primarily attributable to weather and favorable changes in other income and deductions, partially offset by increases in costs associated with additional investment (primarily depreciation and amortization and property taxes).

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Oncor’s total distribution base revenues in the three months ended March 31, 2021 as compared to the prior year period increased 9.0% (1.6% increase on a weather normalized basis). The change in Oncor’s total distribution base revenues in the first quarter of 2021 included an increase in revenues from residential customers of 17.8% (1.2% increase on a weather normalized basis) and an increase in revenues from large commercial and industrial customers of 2.6% as compared to the first quarter of 2020. Financial and operational results are provided in Tables A, B, C and D below.

Winter Weather Storm Impact

In February, Oncor, the Electric Reliability Council of Texas (“ERCOT”) market, and the state of Texas, experienced an unprecedented winter weather event. Over the course of storm restoration, as of March 31, 2021, Oncor had incurred approximately $90 million in operation and maintenance restoration costs, which were booked to a regulatory asset. As with any major storm, Oncor will seek recovery of these costs in a future rate proceeding. In addition, Oncor incurred approximately $12 million in capital expenditures and will seek recovery of these capital expenditures in future tracker filings.

As a result of financial impacts from the winter storm, certain retail electric providers (“REP”) filed for bankruptcy or transitioned customers to other REPs. Oncor has deemed certain charges owed by these REPs to be uncollectible. Oncor is entitled to book these REP uncollectible amounts to a regulatory asset and seek recovery in a future rate proceeding. At March 31, 2021, the amount of REP uncollectible amounts totaled $10 million.

Oncor Service Territory Growth

Despite the continued impacts of COVID-19, Oncor’s service territory continues to experience strong growth. In the first quarter of 2021, Oncor connected approximately 19,000 additional premises to the grid as compared to approximately 18,000 additional premises in the first quarter of 2020. Additionally, the growth across Oncor’s service territory required the construction or upgrading of approximately 277 miles of transmission and distribution lines.

As of March 31, 2021, Oncor had a total of 302 active requests for retail and generation transmission interconnection, representing a 26 percent increase in active transmission interconnection requests quarter-over-quarter. At quarter end, Oncor had a total of 44 new requests for transmission interconnection, representing an 83 percent quarter-over-quarter increase in new transmission interconnection requests. If new requests continue at this pace, Oncor projects it will set a company record for new annual transmission interconnection requests in 2021.

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Capital Expenditure Program

During the first quarter of 2021, Oncor continued to execute on its five-year capital expenditure plan announced in November 2020, spending $627 million of its planned 2021 capital expenditures. Oncor expects to spend capital expenditures of $2.4 billion in 2021. As it does every year, Oncor will assess the needs of our customers, and the ERCOT market, and propose a five-year capital expenditure plan to its board in October.

Ample Liquidity

Oncor’s available liquidity consisting of cash on hand and available credit capacity as of March 31, 2021, totaled $2.283 billion. Oncor expects cash flows from operations combined with long-term debt issuances and term loans, as well as availability under its credit facility and commercial paper program, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include first quarter 2021 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra Energy’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra Energy’s call will be available a few hours after its conclusion on Sempra Energy’s website or by dialing (888) 203-1112 and entering passcode 6657833.

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and, once filed, will also be available at oncor.com.

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Oncor Electric Delivery Company LLC

Table A — Condensed Statements of Consolidated Net Income

Three Months Ended March 31, 2021 and 2020; $ millions

	Q1 ‘21	Q1 ‘20
Operating revenues	$1,139	$1,072

Operating expenses:
Wholesale transmission service	249	245
Operation and maintenance	235	232
Depreciation and amortization	205	193
Provision in lieu of income taxes	36	29
Taxes other than amounts related to income taxes	140	131

Total operating expenses	865	830

Operating income	274	242
Other deductions and (income) — net	7	13
Nonoperating benefit in lieu of income taxes	(3)	(3)
Interest expense and related charges	102	101

Net income	$168	$131

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Oncor Electric Delivery Company LLC

Table B — Condensed Statements of Consolidated Cash Flows

Three Months Ended March 31, 2021 and 2020; $ millions

	Q1 ‘21	Q1 ‘20
Cash flows — operating activities:
Net income	$168	$131
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	226	213
Provision in lieu of deferred income taxes — net	23	13
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	—	(3)
Other operating assets and liabilities	(183)	(152)

Cash provided by operating activities	234	202

Cash flows — financing activities:
Issuances of long-term debt	470	1,250
Repayment of long-term debt	—	(462)
Net change in short-term borrowings	(70)	(46)
Capital contributions from members	63	87
Distributions to members	(96)	(91)
Debt discount and financing costs — net	—	(34)

Cash provided by financing activities	367	704

Cash flows — investing activities:
Capital expenditures	(627)	(628)
Expenditures for third party in joint venture	(42)	(5)
Reimbursement from third party in joint project	42	5
Other — net	10	8

Cash used in investing activities	(617)	(620)

Net change in cash and cash equivalents	(16)	286
Cash and cash equivalents — beginning balance	27	4

Cash and cash equivalents — ending balance	$11	$290

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Oncor Electric Delivery Company LLC

Table C — Condensed Consolidated Balance Sheets

At March 31, 2021 and December 31, 2020; $ millions

	At 3/31/21	At 12/31/20
ASSETS
Current assets:
Cash and cash equivalents	$11	$27
Trade accounts receivable — net	807	760
Amounts receivable from members related to income taxes	3	7
Materials and supplies inventories — at average cost	147	144
Prepayments and other current assets	99	100

Total current assets	1,067	1,038
Investments and other property	142	142
Property, plant and equipment — net	21,594	21,225
Goodwill	4,740	4,740
Regulatory assets	1,849	1,779
Operating lease ROU, third party joint project and other assets	289	248

Total assets	$29,681	$29,172

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$70
Long-term debt due currently	300	—
Trade accounts payable	439	392
Amounts payable to members related to income taxes	28	23
Accrued taxes other than amounts related to income taxes	115	269
Accrued interest	108	87
Operating lease and other current liabilities	256	279

Total current liabilities	1,246	1,120
Long-term debt, less amounts due currently	9,401	9,229
Liability in lieu of deferred income taxes	1,965	1,923
Regulatory liabilities	2,858	2,855
Employee benefit obligations	1,783	1,808
Operating lease, third-party joint project and other obligations	359	305

Total liabilities	17,612	17,240

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2020 and 2019 — 635,000,000	12,218	12,083
Accumulated other comprehensive loss	(149)	(151)

Total membership interests	12,069	11,932

Total liabilities and membership interests	$29,681	$29,172

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Oncor Electric Delivery Company LLC

Table D — Operating Statistics

Three Months Ended March 31, 2021 and 2020; mixed measures

	Q1 ‘21	Q1 ‘20
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	10,906	9,417
Commercial, industrial, small business and other	19,771	21,003

Total electric energy volumes	30,677	30,420

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)	81.0	84.0
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	61.8	67.0
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands	3,781	3,703

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended March 31, 2021 and 2020 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.7 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under our debt agreements; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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